Exhibit 4.12

                                                      Certificate Number _______

                         ________ UNDERWRITER WARRANTS

                              TO PURCHASE UNITS OF

                              YM BIOSCIENCES INC.

      THIS CERTIFIES THAT, for value received, [NAME] (the "HOLDER") is the registered holder of o underwriter warrants (each an "UNDERWRITER WARRANT" and collectively, the "UNDERWRITER WARRANTS"). Each Underwriter Warrant shall entitle the Holder, subject to the terms and conditions set forth in this certificate or by a replacement certificate (in either case, this "UNDERWRITER WARRANT CERTIFICATE"), to acquire from YM BioSciences Inc. (the "COMPANY") one unit (the "UNIT"), consisting of one (1) fully paid and non-assessable common share of the Company (a "COMMON SHARE") and one-half of one (1/2) common share purchase warrant (each whole common share purchase warrant a "WARRANT") at any time commencing on the date hereof and continuing up to 5:00 p.m. (Toronto time) on September 30, 2007 (the "TIME OF EXPIRY") on payment of Cdn.$3.15 per Unit (the "EXERCISE PRICE"). The Warrants issuable upon exercise of the Underwriter Warrants shall be issued pursuant to a warrant indenture dated September 30, 2004 between the Company and CIBC Mellon Trust Company. The number of Common Shares (but not the number of Warrants) which the Holder is entitled to acquire upon exercise of the Underwriter Warrants and payment of the Exercise Price are subject to adjustment as hereinafter provided.

1.    EXERCISE OF UNDERWRITER WARRANTS.

1.1   ELECTION TO PURCHASE.

      The rights evidenced by this Underwriter Warrant Certificate may be exercised by the Holder in whole or in part at any time commencing on the date hereof and continuing up to the Time of Expiry and in accordance with the provisions hereof by providing to the Company at 5045 Orbitor Drive, Building 11, Suite 400, Mississauga, Ontario, L4W 4Y4, Attention: Len Vernon, fax no.
(905) 629-4959 (or such other address in Canada as may be notified in writing by the Company) (i) a duly completed and executed election to exercise form in substantially the form attached as Exhibit "1" hereto ("ELECTION TO EXERCISE") and (ii) payment of the Exercise Price by a certified cheque, bank draft or money order payable at par to the order of YM BioSciences Inc., or by wire or electronic funds transfer to an account designated by the Company, in each case in the amount of the aggregate Exercise Price for the number of Units specified in the Election to Exercise. A duly completed and executed Election to Exercise shall be deemed to be delivered only upon personal delivery thereof to, or if sent by mail or other means of transmission upon actual receipt thereof by, the Company. If the Holder subscribes for a lesser number of Units than may be subscribed for pursuant to the Underwriter Warrant Certificate, the Holder shall be entitled to receive, without charge to the Holder, a new Underwriter Warrant Certificate in respect of the balance of the Units referred to in any surrendered Underwriter Warrant Certificate but not subscribed for.
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                                      -2-


1.2   EXERCISE.

      The Company shall, as soon as possible following the date of receipt of a duly executed Election to Exercise and the Exercise Price for the number of Units specified in the Election to Exercise (the "EXERCISE DATE"), issue as of the Exercise Date that number of Common Shares comprising part of the Units specified in the Election to Exercise as fully paid and non-assessable common shares in the capital of the Company, and issue as of the Exercise Date that number of Warrants comprising part of the Units specified in the Election to Exercise as binding obligations of the Company.

1.3   CERTIFICATES.

      As promptly as practicable after the Exercise Date and, in any event, within three business days of receipt of the Election to Exercise, the Company shall issue and deliver to the Holder, registered in the name of the Holder, at the address specified therein, or, if not so specified in the Election to Exercise, cause to be held for pick up by the Holder at the address of the Company as set out in subsection 1.1 (or at such additional place as may be decided by the Company from time to time), certificates for the Common Shares and Warrants comprising the Units specified in the Election to Exercise. The Common Shares and Warrants issuable upon the exercise of the Underwriter Warrants shall be deemed to have been issued and the person or persons to whom such Common Shares and Warrants are to be issued shall be deemed to have become the holder or holders of record of such Common Shares and Warrants on the Exercise Date.

1.4   FRACTIONAL COMMON SHARE OR WARRANTS.

      Fractional Common Shares or Warrants shall not be issued upon the exercise of any Underwriter Warrants (provided that, for greater certainty, the number of Underwriter Warrants being exercised at any one time shall be aggregated to determine the number of whole Warrants issuable upon such exercise). The Holder shall not be entitled to any compensation or other right in lieu of fractional Common Share or Warrants, as the case may be.

2.    ANTI-DILUTION PROTECTION.

2.1   DEFINITIONS.

      For the purposes of Section 2 the words and terms defined below shall have the respective meanings specified therefor in this Subsection 2.1:

      (i) "AIM" means the Alternative Investment Market of the London Stock Exchange plc.

      (ii)  "AMEX" means the American Stock Exchange;

      (iii) "DIVIDENDS PAID IN THE ORDINARY COURSE" means cash dividends declared payable on the Common Shares in any fiscal year of the Company to the extent that such cash dividends do not exceed, in the aggregate, the greater of: (i) 200% of the aggregate amount of cash dividends declared payable by the Company on the Common Shares in its immediately preceding fiscal year; (ii) 200% of the arithmetic mean of the aggregate amounts of cash dividends declared payable by the Company on the Common Shares in its three immediately preceding fiscal years; and (iii) 100% of the aggregate consolidated net income of the Company, before extraordinary items, for its immediately preceding fiscal year (such consolidated net income to be computed in accordance with Canadian generally accepted accounting principles);
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                                      -3-


      (iv) "CURRENT MARKET PRICE PER COMMON SHARE", at any date, means the weighted average price per Common Share at which the Common Shares have traded on the TSX (or, if the Common Shares are not so listed, then on AMEX, or if the Common Shares are not then listed on the TSX or AMEX, then on AIM, or if the Common Shares are not then listed on the TSX, AMEX or AIM, the recognized stock exchange on which the Common Shares are listed on which the greatest volume of Common Shares were traded during the period referenced below or, if the Common Shares are not so listed on any recognized stock exchange, then on the over-the-counter market on which the Common Shares are traded as selected by action of the directors acting reasonably for such purpose), during the 20 most recent trading days ending on the fifth trading day before such date on which there has occurred at least one trade of at least one board lot of Common Shares prior to such date, such weighted average price to be determined by dividing the aggregate sale price of all Common Shares sold in board lots on such exchange or market, as the case may be, during the said 20 trading days, by the number of Common Shares so sold;

      (v) "DIRECTOR" means a director of the Company for the time being and reference herein to an "ACTION BY THE DIRECTORS" means an action by the directors of the Company as a board or, whenever duly empowered, an action by a committee of directors;

      (vi) "RECOGNIZED STOCK EXCHANGE" means a stock exchange or quotation system recognized by the Canadian Securities Administrators; and

      (vii) "TSX" means the Toronto Stock Exchange.

2.2   ADJUSTMENTS.

      The Exercise Price and the number of Common Shares which may be subscribed for upon exercise of the Underwriter Warrants shall be subject to adjustment from time to time upon the occurrence of any of the events and in the manner provided as follows:

      (a) If and whenever at any time prior to the Time of Expiry, the Company shall:

            (i) declare a dividend or make a distribution on its Common Shares payable in Common Shares (or securities exchangeable for or convertible into Common Shares), other than Dividends Paid in the Ordinary Course; or
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                                      -4-


            (ii) subdivide or change its outstanding Common Shares into a greater number of Common Shares; or

            (iii) reduce, combine or consolidate its outstanding Common Shares into a lesser number or Common Shares,

            (any of such events in these subclauses (i), (ii) and (iii) above being called a "SHARE REORGANIZATION"), then effective immediately after the record date or effective date, as the case may be, at which the holders of Common Shares are determined for the purposes of the Share Reorganization the Exercise Price shall be adjusted to a price determined by multiplying the applicable Exercise Price in effect on such effective date or record date by a fraction, the numerator of which shall be the number of Common Shares outstanding on such effective date or record date before giving effect to such Share Reorganization and the denominator of which shall be the number of Common Shares outstanding immediately after giving effect to such Share Reorganization (including, in the case where securities exchangeable for or convertible into Common Shares are distributed, the number of additional Common Shares that would have been outstanding had such securities been exchanged for or converted into Common Shares immediately after giving effect to such Share Reorganization).

      (b) If and whenever at any time prior to the Time of Expiry the Company shall fix a record date for the issuing of rights, options or warrants to all or substantially all of the holders of the Common Shares entitling them for a period expiring not more than 45 days after such record date (the "RIGHTS PERIOD") to subscribe for or purchase Common Shares (or securities convertible into or exchangeable for Common Shares) at a price per share (or having a conversion or exchange price per share) which is less than 95% of the Current Market Price per Common Share on the record date for such issue (any of such events being called a "RIGHTS OFFERING"), then effective immediately after the end of the Rights Period the Exercise Price shall be adjusted to a price determined by multiplying the applicable Exercise Price in effect at the end of the Rights Period by a fraction the numerator of which shall be the sum of:

            (i) the number of Common Shares outstanding as of the record date for the Rights Offering; and

            (ii) a number determined by dividing (A) either (i) the product of the number of Common Shares issued during the Rights Period upon exercise of the rights, warrants or options under the Rights Offering and the price at which such Common Shares are issued, or (ii) as the case may be, the product of the number of Common Shares for or into which the convertible or exchangeable securities issued during the Rights Period upon exercise of the rights, warrants or options under the Rights Offering are exchangeable or convertible and the exchange or conversion price of the convertible or exchangeable securities so issued, by (B) the Current Market Price per Common Share as of the record date for the Rights Offering, and the denominator of which shall be the number of Common Shares outstanding (including the number of Common Shares actually issued or subscribed for during the Rights Period upon exercise of the rights, warrants or options under the Rights Offering) or which would be outstanding upon the conversion or exchange of all convertible or exchangeable securities issued during the Rights Period upon exercise of the rights, warrants or options under the Rights Offering, as applicable, in each case after giving effect to the Rights Offering.

            In order to give effect to the provisions of clause 2.2(e) in the circumstances described below, any Holder who shall have exercised his right to purchase Units during the period beginning immediately after the record date for a Rights Offering and ending on the last day of the Rights Period therefor, in addition to the Units to which he is otherwise entitled upon such exercise, shall be entitled to that number of additional Common Shares equal to the result obtained when the difference, if any, between the Exercise Price per Unit in effect immediately prior to the end of such Rights Offering and the Exercise Price per Unit, as adjusted for such Rights Offering pursuant to this clause 2.2(b), is multiplied by the number of Units purchased upon exercise of the Underwriter Warrant held by such holder during such period, and the resulting product is divided by the Exercise Price per Unit, as adjusted for such Rights Offering pursuant to this clause 2.2(b). Such additional Common Shares shall be deemed to have been issued to the Holder immediately following the end of the Rights Period and a certificate for such additional Common Shares shall be delivered to such Holder within 10 business days following the end of the Rights Period.

      (c) If and whenever at any time prior to the Time of Expiry the Company shall fix a record date for the payment, issue or distribution to all or substantially all of the holders of the Common Shares of (i) a dividend, (ii) cash or assets (including evidences of the Company's indebtedness), or (iii) rights or other securities (including without limitation, securities convertible into or exchangeable for Common Shares), and such payment, issue or distribution does not constitute a Dividend Paid in the Ordinary Course, a Share Reorganization or a Rights Offering (any of such non-excluded events being herein called a "SPECIAL Distribution"), the Exercise Price shall be adjusted effective immediately after such record date to a price determined by multiplying the applicable Exercise Price in effect on such record date by a fraction:

            (i)   the numerator of which shall be:

                  (1) the product of the number of Common Shares outstanding on such record date and the Current Market Price per Common Share on such record date; less
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                                      -6-


                  (2) the fair market value, as determined by action of the directors (whose determination shall be conclusive) and subject to the prior approval of the TSX and any other stock exchange or market on which the Common Shares may be listed or traded, to the holders of the Common Shares of such dividend, cash, assets, rights or securities so paid, issued or distributed less the fair market value, as determined by action of the directors (whose determination shall be conclusive) and subject to the prior approval of the TSX and any other stock exchange or market on which the Common Shares may be listed or traded, of the consideration, if any, received therefor by the Company, and

            (ii) the denominator of which shall be the number of Common Shares outstanding on such record date multiplied by the Current Market Price per Common Share on such record date.

            Such adjustment shall be made successively whenever such a record date is fixed. To the extent that such payment, issuance or distribution is not so made, the Exercise Price shall be readjusted effective immediately to the Exercise Price which would then be in effect based upon such payment, issuance or distribution actually made.

      (d) If and whenever at any time prior to the Time of Expiry there shall be a reorganization, reclassification or other change of Common Shares at any time outstanding or change of the Common Shares into other shares or into other securities (other than a Share Reorganization), or a consolidation, amalgamation, arrangement or merger of the Company with or into any other corporation or other entity, or a transfer of all or substantially all of the undertaking or assets of the Company to another corporation or entity in which the holders of Common Shares are entitled to receive shares, other securities or property, including cash, (any of such events being herein called a "CAPITAL REORGANIZATION"), any Holder who exercises his right to subscribe for and purchase Units pursuant to the exercise of Underwriter Warrants after the effective date of such Capital Reorganization shall be entitled to receive, and shall accept for the same aggregate consideration in lieu of the number of Common Shares comprising part of the Units to which such Holder was theretofore entitled upon such exercise, the aggregate number of shares, other securities or other property, including cash, which such Holder would have received as a result of such Capital Reorganization had he exercised his right to acquire Units immediately prior to the effective date or record date, as the case may be, of the Capital Reorganization and had he been the holder of such Common Shares on such effective date or record date, as the case may be, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained in clauses 2.2(b) and 2.2(c); provided that in the event of such a consolidation, amalgamation, arrangement or merger of the Company with or into any other corporation or other entity resulting in the acquisition of more than one-half of the voting or equity interests of the Company, or a transfer of all or substantially all of the undertaking or assets of the Company, if a Holder does not exercise his right to subscribe for and purchase Units pursuant to the exercise of Underwriter Warrants, such Holder shall be entitled to exchange his Underwriter Warrants for replacement warrants of the acquiring corporation or other entity, exercisable for the unexpired term of the Underwriter Warrants, in number and having such terms and conditions including exercise price, as are necessary to (as nearly as practicable) ensure they are economically equivalent to the Underwriter Warrants at the effective date of any such transaction. If determined appropriate by the directors, acting reasonably, appropriate adjustments shall be made as a result of any such Capital Reorganization in the application of the provisions set forth in this subsection 2.2, with respect to the rights and interests thereafter of a Holder to the end that the provisions set forth in this subsection 2.2 shall thereafter correspondingly be made applicable as nearly as may reasonably be in relation to any shares, other securities or other property, including cash, thereafter deliverable upon the exercise of any Underwriter Warrant. Any such adjustments shall be made by and set forth in an agreement supplemental hereto approved by action by the directors, acting reasonably, and shall for all purposes be conclusively deemed to be appropriate adjustments.

      (e) If and whenever at any time prior to the Time of Expiry there shall occur a Share Reorganization, a Rights Offering or a Special Distribution and any such event results in an adjustment to the Exercise Price pursuant to the provisions of this subsection 2.2 the number of Common Shares purchaseable as part of the Units (at the adjusted Exercise Price) upon the exercise of Underwriter Warrants shall be adjusted contemporaneously with the adjustment of the Exercise Price by multiplying the number of Common Shares theretofore purchaseable on the exercise thereof by a fraction, the numerator of which shall be the applicable Exercise Price in effect immediately prior to such adjustment and the denominator of which shall be the applicable Exercise Price resulting from such adjustment.

      (f) In case the Company after the date of issue of the Underwriter Warrants shall take any action affecting the Common Shares, other than action described above in this subsection 2.2 which in the opinion of the directors, acting reasonably, would materially adversely affect the rights of the Holder, the Exercise Price or the number of Common Shares purchaseable as part of the Units upon exercise shall be adjusted in such manner, if any, and at such time, by action by the directors, acting reasonably, as they may determine to be equitable in the circumstances, but subject in all cases to any necessary regulatory approval.

2.3   RULES.

      For the purposes of subsection 2.2 hereof, any adjustment shall be made successively whenever an event referred to therein shall occur, subject to the following provisions:

      (a)   all calculations shall be made to the nearest 1/100th of a Common
            Share;

      (b) no adjustment to an Exercise Price shall be required unless such adjustment would result in a change of at least 1% in the prevailing Exercise Price and no adjustment in the number of Common Shares purchasable as part of the Units upon exercise of the Underwriter Warrants will be required to be made unless the cumulative effect of such adjustment or adjustments would change the number of Common Shares purchasable as part of the Units upon the exercise of an Underwriter Warrant by at least one one-hundredth of a Common Share and, for greater clarity, any adjustment which, except for the qualification of this section, would otherwise have been required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, however, that in no event shall the Company be obligated to issue fractional Common Shares or fractional interests in Common Shares upon exercise of an Underwriter Warrant or pay any amount in cash in lieu of issuing fractional Common Shares;

      (c) if a dispute shall at any time arise with respect to adjustments to the Exercise Price or the number of Common Shares purchaseable as part of the Units pursuant to the exercise rights represented by an Underwriter Warrant, such disputes shall be conclusively determined by the Company's auditors or, if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by action by the directors and any such determination, shall be conclusive evidence of the correctness of any adjustments made; and

      (d) if the Company shall set a record date to determine the holders of its Common Shares for the purpose of entitling them to receive any dividend or distribution or any subscription or purchase rights, options or warrants and shall thereafter and before the distribution to such shareholders of any such dividend, distribution or subscription or purchase rights legally abandon its plan to pay or deliver such dividend, distribution or subscription or purchase rights, then no adjustment in the Exercise Price or the number of Common Shares purchaseable as part of the Units upon exercise of the Underwriter Warrants shall be required by reason of the setting of such record date.

2.4   TAKING OF ACTIONS.

      As a condition precedent to the taking of any action which would require an adjustment pursuant to Section 2.2 hereof, the Company shall take any action that may, in the opinion of counsel, be necessary in order that the Company may validly and legally issue as fully paid and non-assessable all of the Common Shares comprising part of the Units which the Holder is entitled to receive in accordance with the provisions of this Underwriter Warrant Certificate.

2.5   NOTICE.

      At least seven days prior to the effective date or record date, as the case may be, of any event that requires or that may require an adjustment in any of the exercise rights of the Holder under this Underwriter Warrant Certificate, including the number of Common Shares that may be acquired as part of the Units under this Underwriter Warrant Certificate, the Company shall deliver to the Holder a certificate of the Company specifying the particulars of such event and, if determinable, the required adjustment and the computation of such adjustment. In case any adjustment for which a certificate has been given is not then determinable, the Company shall promptly after such adjustment is determinable deliver to the Holder a certificate of the Company showing how such adjustment was computed. The Company hereby covenants and agrees that the register of transfers and share transfer books for the Common Shares shall be open during normal business hours for inspection by the Holder, and that the Company will not take any action which might deprive the Holder of the opportunity of exercising the rights of subscription contained in this Underwriter Warrant Certificate, during such seven day period.

3.    SHARES TO BE RESERVED.

      The Company will at all times reserve and keep available out of its authorized Common Shares, solely for the purpose of issue upon the exercise of the Underwriter Warrants, such number of Common Shares as are then issuable upon the exercise of the Underwriter Warrants and such number of Common Shares as are then issuable upon the exercise of Warrants issuable as part of the Units issuable upon exercise of the Underwriter Warrants. The Company covenants and agrees that all Common Shares that are so issuable will, upon issuance, be duly authorized fully paid and non-assessable. The Company will take such actions as may be reasonably necessary and as are within its power to ensure that all such Common Shares may be so issued without violation of any applicable laws or the applicable requirements of any stock exchange upon which the Common Shares of the Company may be listed.

4.    NO TRANSFER OF UNDERWRITER WARRANT.

      The Underwriter Warrants evidenced hereby are non-assignable, non-transferable and non-negotiable and may not be exercised by or for the benefit of any person other than the Holder.

5.    REPLACEMENT.

      Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Underwriter Warrant Certificate and, if requested by the Company, upon delivery of an indemnity and/or surety bond in amount and form satisfactory to the Company (or, in the case of mutilation, upon surrender of this Underwriter Warrant Certificate), the Company shall issue and deliver to the Holder a replacement certificate containing the same terms and conditions as this Underwriter Warrant Certificate.

6.    EXPIRY DATE.

      The Underwriter Warrants shall expire and all rights to purchase Units hereunder shall cease and become null and void at 5:00 p.m. (Toronto time) on September 30, 2007.

7.    TIME.

      Time shall be of the essence of this Underwriter Warrant Certificate.

8.    BUSINESS DAY.

      In the event that any day on or before which any action is required or permitted to be taken hereunder is not a business day, such action shall be required or permitted to be taken on or before the requisite time on the next succeeding day that is a business day.

9.    GOVERNING LAW.

      This Underwriter Warrant shall be governed by and construed and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and shall be treated in all respects as an Ontario contract.

10.   SUCCESSOR.

      The Company shall not enter into any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other Company (herein called a "SUCCESSOR COMPANY") whether by way of reorganization, reconstruction, consolidation, amalgamation, merger, transfer, sale, disposition or otherwise, unless prior to or contemporaneously with the consummation of such transaction the Company and the Successor Company shall have executed such instruments and done such things as, in the opinion of counsel to the Holder, acting reasonably, consider to be necessary or advisable to establish that upon the consummation of such transaction:

      (a) the Successor Company will have assumed all the covenants and obligations of the Company under this Underwriter Warrant Certificate, and

      (b) this Underwriter Warrant Certificate will be a valid and binding obligation of the Successor Company entitling the Holder, as against the Successor Company, to all the rights of the Holder under this Underwriter Warrant Certificate.

      Whenever the conditions of this Section 9 shall have been duly observed and performed, the Successor Company shall possess, and from time to time may exercise, each and every right and power of the Company under this Underwriter Warrant Certificate in the name of the Company or otherwise and any act or proceeding by any provision hereof required to be done or performed by any director or officer of the Company may be done and performed with like force and effect by the like directors or officers of the Successor Company.

11.   GENERAL.

      This Underwriter Warrant Certificate is not valid for any purpose whatsoever unless and until it has been signed by or on behalf of the Company. The holding of the Underwriter Warrants evidenced by this Underwriter Warrant Certificate shall not be construed as conferring upon the Holder any right or interest whatsoever as a shareholder of the Company nor entitle the Holder to any right or interest in respect thereof except as expressly provided in this Underwriter Warrant Certificate.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF the Company has caused this Underwriter Warrant Certificate to be signed by a duly authorized officer.

      DATED as of the    day of September, 2004.

                                       YM BIOSCIENCES INC.


                                       Per:
                                              ----------------------------------
                                               Name:
                                               Title:

                                   EXHIBIT 1

                             ELECTION TO EXERCISE

      The undersigned hereby irrevocably elects to exercise the number of Underwriter Warrants of [INSERT NAME OF HOLDER] set out below for the number of Common Shares and Warrants (or other property or securities subject thereto) as set forth below:

            (i)   Number of Underwriter Warrants to be exercised: ______________

            (ii) Number of Units (one Share and one-half of one Warrant per Unit) to be acquired: ______________

            (iii) Exercise Price per Underwriter Warrant: Cdn.$3.15

            (iv)  Aggregate Purchase Price [(ii) multiplied by (iii)]: $________

and hereby tenders a certified cheque, bank draft or cash, or immediately available funds by wire or electronic funds transfer, for such aggregate purchase price, and directs such Common Shares and Warrants to be registered and certificates therefor to be issued as directed below.


            DATED this ______ day of _________________, 200__.



                                      [INSERT NAME OF HOLDER]


                                      Per:____________________________________

Direction as to Registration

Name of Registered Holder:               _____________________________________

Address of Registered Holder:            _____________________________________

                                         _____________________________________

                                         _____________________________________